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   EXHIBIT 12.3 - COMPUTATION OF RATIO OF ADJUSTED EBITDA TO INTEREST EXPENSE

                         CONTINENTAL RESOURCES, INC.

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                                                                           PRO FORMA                       PRO FORMA
                                                                           YEAR ENDED     SIX MONTHS       SIX MONTHS
                                           YEAR ENDED DECEMBER 31,         DECEMBER 31,  ENDED JUNE 30,   ENDED JUNE 30,
                                   --------------------------------------------------------------------------------------
                                    1993    1994    1995    1996     1997      1997       1997     1998       1998
                                    ----    ----    ----    ----     ----      ----       ----     ----       ----
NET INCOME                         5,772   2,875   3,869  13,325   26,197    20,007     16,330   (3,499)    (6,705)

INCOME TAXES                       2,974   1,596   2,252   8,238   (8,941)   (8,941)    (8,941)       0          0

INTEREST EXPENSE                     314     670   2,396   4,550    4,804    15,684      2,313    5,174      7,836

AMORTIZATION OF OFFERING COSTS                                                  460                            427

DD&A                               4,816   6,068   9,614  22,876   33,354    34,931     16,713   16,483     17,508

EXPLORATION EXPENSE                1,996   6,338   6,184   4,513    6,807     6,806      3,410    2,650      2,650

LITIGATION SETTLEMENT             (4,000)                          (7,500)   (7,500)
                                   -----------------------------------------------------------------------------------
ADJUSTED EBITDA(1)                11,872  17,547  24,315  53,502   54,721    61,447     29,825   20,808     21,716

TOTAL ADJUSTED EBITDA TO INTEREST   37.8    26.2    10.1    11.8     11.4       3.9       12.9      4.0        2.8
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(1)  Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements.  Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles
     ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of adjusted EBITDA.  The Company's computations of
     Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.